Execution Copy

REDEMPTION OF COMMON UNITS
AND
SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Redemption of Common Units, and Settlement Agreement and General Release (“Agreement”) is entered into by and between Marty Snella, on his own behalf and on behalf of his heirs, executors, administrators, successors and assigns (collectively referred to as “Snella” or “Employee”) and Zayo Group LLC and Communications Infrastructure Investments, LLC (“CII” and collectively with Zayo Group LLC, “Zayo”), including their subsidiaries, affiliates and related entities and their respective current and former agents, employees, officers, directors, managers, shareholders, members and successors and assigns (also referred to as “Releasees”). In the event that Snella signs and does not revoke this Agreement, the Agreement shall become effective and enforceable on the expiration date of the seven day revocation period referenced in paragraph 19 (“Effective Date”).

WHEREAS, Zayo issued certain Common Units (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of CII, dated December 12, 2012, as amended from time to time (the “LLC Agreement”) to Snella as identified on Exhibit A, which includes such portion of Common Units that have vested or will have vested as of the Effective Date (the “Vested Common Units”).

WHEREAS, Snella wishes to voluntarily terminate his employment with Zayo;

WHEREAS, CII wishes to redeem all of Snella’s Vested Common Units and Snella wishes to transfer the same pursuant to the terms of this Agreement

NOW THEREFORE, in consideration of these premises and the mutual promises herein contained, it is agreed as follows:

1.Redemption of Common Units:

(a)On the Effective Date, provided this Agreement has not been revoked by Employee, CII shall redeem from Snella all of his Vested Common Units of CII (the “Redeemed Units”), on the term set forth in this Section 1 (the “Redemption”). After giving effect to any vesting of Snella’s Common Units as may be set forth in one or more Employee Equity Agreements under which such Common Units have been granted, Snella confirms any unvested Common Units shall be cancelled and forfeited.

(b)The purchase price for the redemption of the Redeemed Units shall be nine million fifty thousand dollars ($9,050,000.00) (the “Purchase Price”), payable in cash by wire transfer to an account designated by Snella to CII in writing, which will be paid no later than five business days following the Effective Date. Upon payment of the Purchase Price, (i) Snella will be deemed to have transferred all of his Redeemed Units to CII without any further action required on the part of Snella or CII, (ii) and Snella will cease to have any rights, whether as “Member” or otherwise, under the LLC Agreement.

(c)Snella represents and warrants to CII the following in connection with the Redemption:

i.Snella is the sole legal and beneficial owner of the Redeemed Units and no other person or entity has a direct or indirect beneficial interest in, or right to acquire, any of the Redeemed Units. Snella will transfer and deliver to CII at the closing of the Repurchase, automatically and by virtue of receipt of the Purchase Price, good and valid title to the Redeemed Units, free and clear of any lien, mortgage, pledge, encumbrance or assignment by way of security interest or otherwise. The Redeemed Units, after giving effect to the forfeiture of any unvested Common Units as of Snella’s termination of employment, comprise all of Snella’s interest in CII.

ii.Snella has the knowledge, sophistication and experience in financial and business matters such that it is capable of evaluating the merits and risks of continuing to own or sell the Redeemed Units and of protecting its own interests in connection with the ownership and sale of the Redeemed Units and the matters covered in this Agreement. In making the decision to sell the Redeemed Units to CII, Snella independently, without reliance upon CII and based on such information it deemed appropriate, made its own analysis and decision to sell the Redeemed Units to CII. In entering into this letter agreement and selling the Redeemed Units, Snella is relying solely upon the advice of its own financial, legal and tax advisors.

iii.Snella, as a current security holder of CII and member of the executive leadership team, has received from CII such information concerning the business, assets and financial condition of CII as Snella deems necessary in order to make a fully informed decision to sell the Redeemed Units to CII (the “Information”), including but not limited to information concerning (a) financial projections relating to CII and (b) recent developments related to CII’s business, including plans to potentially seek an initial public offering of a CII subsidiary that would include substantially all of CII’s business. Snella acknowledges that Snella has received the disclosure package delivered to Snella on April 26, 2014 (the “Disclosure Package”). Snella further acknowledges that, as of the date hereof, Snella has reviewed the Disclosure Package and fully understands the content, significance and potential limitations of such information. In addition, Snella has had full and complete access to representatives of CII to discuss any and all matters of concern or interest to Snella relevant to Snella’s determination whether to continue to own or sell the Redeemed Units and has received to his satisfaction such information as Snella has requested to enable him to enter into this Agreement and consummate the sale of the Redeemed Units. Snella agrees that CII is not responsible for the accuracy or completeness of the information delivered to Snella by CII.

iv.Snella acknowledges that the sale of the Redeemed Units is the result of independent arms-length negotiations between Snella and CII. Snella is freely making his decision to sell the Redeemed Units for his own reasons and based upon his own analysis and is fully satisfied with the Purchase Price for the Redeemed Units. The Purchase Price for the Redeemed Units is the price Snella desires to receive regardless of whether other holders may ultimately obtain a greater amount than the Purchase Price, whether comprised of cash or other consideration, and regardless of the timing of any possible transactions or other matters or developments involving CII or its subsidiaries.

v.CII and each of the Releasees under this Agreement may from time to time be possession of, and/or have access to, material nonpublic information concerning CII and its prospects which is not known to Snella, some of which might be material to Snella’s decision to sell the Redeemed Units. Snella further acknowledges that, because CII is a private company and CII’s equity securities (including the Redeemed Units) are not publicly listed on an exchange, the Redeemed Units have limited liquidity. As a result, any additional information that CII may possess is unlikely to have any relation to or impact on the price of the Redeemed Units. Snella understands that such information may be indicative of a value for the Redeemed Units that is substantially different (higher or lower) than the price to be received by Snella from the CII in the Redemption. With full recognition and understanding of the foregoing, and with Snella’s acknowledgement that CII and the Releasees may be in possession of material nonpublic information of the nature described above, and after discussing these matters with Snella’s legal counsel, Snella wishes to sell the Redeemed Units to CII on the terms of and pursuant to this Agreement.

vi.Snella acknowledges that CII is relying upon the representations, warranties and assurances given by Snella in this Section 1(c) in agreeing to consummate the Redemption.

2.Termination of Employment: Zayo and Snella mutually agree that Snella’s employment with Zayo and position as Chief Technical Officer and Chief Information Officer shall be terminated effective May 1, 2014 (“Termination Date”) and that such termination shall be classified as a termination without cause. Snella affirms that on or prior to the Termination Date, Snella has returned or will return to Zayo all equipment, property, and all documents, data, or other electronically stored information that contains Zayo confidential, proprietary and/or trade secret information. Snella further agrees that he remains bound by the terms of Zayo’s Confidentiality and Intellectual Property Agreement.

3.Non-Compete and Non-Solicit:

(a)Non-Competition.  For a period of twenty four (24) months after Snella’s Termination Date (such period being hereinafter referred to as the "Period of the Covenant"), unless the Company, in its sole discretion, otherwise authorizes and agrees in writing, Snella shall not (i) engage in any Competitive Business, as defined herein, or (ii) perform any service, directly or indirectly, on behalf of a Competitive Business, or (iii) have any interest, whether as proprietor, partner, employee, stockholder, principal, agent, consultant, contractor, director, officer, or in any other capacity or manner whatsoever, in any Competitive Business anywhere within the United States or in Europe where the Company operates; provided, however, that Snella may have an ownership interest of not more than one percent of the outstanding capital stock of any publicly held corporation engaged in a

Competitive Business so long as Employee is not otherwise employed by or materially financially interested in the corporation.
(b)Non-Solicitation.  In furtherance of the foregoing and not in limitation thereof, during the Period of the Covenant, Snella shall not, directly or indirectly, (i) solicit or service in any way on behalf of any Competitive Business, any client, customer or prospective client or customer, who has been solicited or serviced by the Company, its parent, or any affiliate of the Company within one year prior to Snella’s Termination Date, or (ii) employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant or contractor of the Company, its parent, or any affiliate of the Company or who has been employed or engaged as an employee, consultant or contractor of the Company or any affiliate of the Company within one year prior to Snella’s Termination Date.
(c)For purposes of this Section 3, "Competitive Business" means (i) any business that constructs, operates and/or sells bandwidth infrastructure services that compete with the Company; (ii) any business which provides consulting services with respect to the development and/or operation of a bandwidth infrastructure business that competes with the Company, and (iii) any business which otherwise competes with the Company or did compete with the Company within one (1) year of Snella’s Termination Date.

(d)Should Snella violate or act contrary to any of these covenants, the Company shall be entitled to preliminary and permanent injunctive relief, in addition to any other remedy that may be available.

(e)Should any court determine that the duration, geographic limitations, subject or scope of any restriction contained in this Section 3 is unenforceable, it is the intention of the parties that this Section 3 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Section 3 in the jurisdiction of the court that has made the adjudication.

4.Non-Admission: This Agreement and the settlement it represents are entered into solely for the purpose of avoiding the expense and inconvenience of litigation of the disputed Claims. It may not be cited as, and does not constitute evidence of, or an admission of, any violation by any party hereto of any federal, state or local law or regulation, or local requirement, or of any duty whatsoever, whether based in statute, regulation, common law, or otherwise. The terms of this Agreement, including all facts, circumstances, statements and documents relating thereto, shall not be admissible or submitted as evidence in any litigation between the parties hereto in any forum for any purpose other than to secure enforcement of the terms and conditions of this Agreement.

5.Adequate Consideration: Snella represents, warrants and acknowledges that the foregoing consideration in Sections 1 provided to him under this Agreement is adequate and that he is not owed any fees, wages, commissions, bonuses, sick pay, personal leave pay, severance pay, termination benefits, stock or other form of equity-based compensation, workers’ compensation benefits, vacation pay, or other compensation or payments or forms of remuneration of any kind or nature, except as expressly provided herein.

6.General Release:

(a)For good and valuable consideration, as described above, and in full and final settlement of any liabilities or obligations owed to Snella, however arising, Snella hereby releases and forever discharges Releasees from any and all claims that could have been asserted or alleged prior to the Effective Date, as well as all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity or otherwise, that Snella ever had, now has, or which he may have had at any time regarding any matter arising on or before the Effective Date of this Agreement, including but not limited to all claims (whether known or unknown) regarding or arising out of Snella’s employment by Zayo, the termination thereof, or any Communications Infrastructure Investments, LLC equity issued (or not issued) in conjunction therewith and, subject only to the receipt of the Purchase Price set forth in Section 1, the redemption of same hereunder; any contract (express or implied); any claim for equitable relief or recovery of attorneys’ fees or punitive, compensatory, or other damages or monies, including workers’ compensation benefits, wages, bonus payments, equity-based compensation including stock and stock options, overtime compensation, vacation pay, and severance benefits; any tort claims; all claims for alleged fraud, concealment, assault, battery, false imprisonment, negligence, defamation, negligent misrepresentation, promissory estoppel, unjust enrichment, quantum meruit, intentional or negligent infliction of emotional distress, invasion of privacy, wrongful discharge, breach of the covenant of good faith and fair dealing, violation of public policy, sexual, age-based, race-based or disability-based harassment, constructive termination, retaliation and discrimination based upon age, race, color, sex, sexual orientation, veteran status, citizenship, marital status, religion, national origin, handicap, disability, or any other characteristic protected by law. Each of the waivers in this Agreement shall be deemed separate and independent waiver given for separate and independent consideration, and several from aach of the other waivers.

(b)Snella acknowledges and agrees that this release extends to, without limitation, any claim, asserted or unasserted (whether known or unknown), that could arise under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Colorado Anti-Discrimination Act; any and all provisions of the Colorado Labor Law; Section 18-305 of the Delaware LLC Act, and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise.

7.Covenant Not To Sue: Snella represents and agrees that: (i) he has not filed any lawsuit or claim against Zayo, Releasees, or any of them, in any court or other forum whatsoever; (ii) he has not filed any demand for arbitration or an arbitration case against Zayo, Releasees, or either of them; (iii) he has not filed or caused to be filed any charges or complaints, or encouraged any charges or complaints to be filed, against Zayo, Releasees, or either of them with any municipal, state or federal agency charged with the enforcement of any law or regulation including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”), the U.S. Department of Justice, the U.S. Department of Labor, the Colorado Department of Labor, the Colorado Civil Rights Division, and any comparable Colorado or other agencies (iv) pursuant to and as a part of his complete, total and irrevocable (following the 7 day revocation period in Section 19) release and discharge of Releasees, to the fullest extent permitted by law, not to sue or file a complaint, grievance or demand for arbitration against Zayo, Releasees, or any of them, with respect to any matter arising on or before the Effective Date of this Agreement that has been released herein.

8.Non-Interference with Protected Rights. This Agreement is not intended to interfere with Snella’s exercise of any protected, nonwaivable right, including Snella’s right to file a charge with, provide information to, or otherwise assist with or participate in an investigation by the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement, however, Snella acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys’ fees, to which Snella might be entitled or that may be claimed by Snella or on Snella’s behalf against the Releasees and Snella is forever discharging the Releasees from any liability to Snella for any acts or omissions occurring on or before the date of Snella signing of this Agreement and Release.

9.Confidentiality: Snella warrants and agrees that he will not discuss, communicate, publish, publicize, disseminate, confirm, or otherwise disclose or cause to be disclosed, communicated, published, publicized, disseminated, confirmed, or disclosed through direct communication or indirectly through conduct intended to communicate or confirm the terms of this Agreement (hereinafter “the Confidential Information”) except only: (i) to the extent reasonably necessary, to his accountants or bona fide tax advisors; (ii) to governmental taxing authorities and other governmental agencies requesting such information while acting in an official capacity; (iii) pursuant to valid legal process, but only after Zayo has been provided notice of such process and given a reasonable opportunity to take any measures necessary to have the process quashed; (iv) to his attorneys for the purpose of obtaining legal advice in connection with this Agreement; and (v) as reasonably necessary to enforce the terms hereof or to defend against any claim brought against him for violation of the terms of this Agreement.

10.Non-Disparagement and Cooperation: Snella warrants, represents and covenants that he shall not make any written or oral statement about Zayo or any agent, employee, director or officer of Zayo that is disparaging in nature or portrays such person or entity in a false and negative light. Snella further agrees to cooperate with Zayo and its representatives in all pending and future claims, litigation, and/or regulatory matters involving Zayo of which Snella has knowledge and otherwise reasonably to assist Zayo in such matters. Zayo will direct all requests for references to ADP Totalsource, which will confirm Snella job title, dates of employment and, with written authorization, salary. Nothing in this Agreement shall prohibit Snella from (a) making truthful statements or disclosures that are required by applicable law, regulation or legal process; or (b) requesting or receiving confidential legal advice.

11.Liquidated Damages: Snella agrees further that if he breaches or acts in a manner inconsistent with the provisions of paragraphs 3, 6, 7, 9 or 10, Zayo may bring an action in a court of competent jurisdiction and may recover as liquidated damages in an amount equal to $250,000.00 and Zayo’s costs and attorney's fees, and any other available remedy.

12.Governing Law: The validity and construction of this Agreement shall be governed by the laws of the State of Colorado, excluding the conflict of laws principles thereof.

13.Integration: This Agreement sets forth the entire agreement between Snella and Releasees, and except as otherwise expressly provided herein, supersedes any and all prior oral and/or written agreements between them. This Agreement may not be altered, amended or modified except by a further writing signed by Snella, and an authorized representative of Zayo.

14.Non-Waiver of Breach: The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.

15.Non-Assignable: No party to this Agreement may assign any of its benefits or delegate any of its duties hereunder without the express written consent of the other party evidenced by a duly authorized and executed written instrument.

16.No Third-Party Beneficiaries: Nothing in this Agreement is intended, or shall be interpreted, to create any contractual rights inuring to the benefit of a third party.

17.Severability: The General Release and Covenant Not to Sue in this Agreement are an essential part of the parties’ settlement of the Claims. If any portion of the General Release and/or Covenant Not To Sue is found to be unenforceable in any respect, the parties shall negotiate and agree to an enforceable release and covenant not to sue that is as close as possible to the intent of this Agreement. If any of the other provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective by an authority of competent jurisdiction, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

18.No Extra-Contractual Representations: Each party warrants, represents and acknowledges that in executing this Agreement he or it does not rely and has not relied upon any representation or statement made by any other party, or by any agent, representative or attorney of a party, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this written Agreement.

19.Voluntary Waiver of Rights: Snella agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims he has or may have against Releasees and that he is freely entering into this Agreement with a full understanding of its terms. Snella acknowledges that he is legally competent to execute this Agreement and to accept full responsibility therefore and is advised to consult with an attorney before executing this Agreement.  Snella acknowledges that this Agreement was offered to him on April 26, 2014, and Snella acknowledges further that (a) he has up to twenty-one (21) days in which to consider and accept this Agreement; (b) he has used all or as much of the twenty-one (21) day period as Snella deemed necessary to consider fully this Agreement and Release and, if he has not used the entire twenty-one (21) day period, he waives that period not used; (c) he will have up to seven (7) days following execution of this Agreement in which to revoke this Agreement by delivering written notice of such revocation to Scott Beer, General Counsel, 400 Centennial Parkway, Suite 200, Louisville, Colorado 80027, and (d) this Agreement will not become effective or enforceable until the expiration of such seven-day revocation period.

[Signature page follows]

Signatures: This Agreement may be signed in counterparts and executed versions of this agreement delivered electronically or by facsimile shall be deemed to be original signed documents for the purposes of this Agreement.

__________________________________            _______________
Marty Snella                         Date

ZAYO GROUP, LLC

By:_______________________________            ________________
Name:                                Date
Title:

Exhibit A
List of Snella Employee Equity Agreements and Vesting Status

Common Unit Type	Unit Class	Grant Date	Vesting Start Date	Vesting End Date	First Vesting Date	Number of Common Units	Months	Vested Units	% vested
Initial Grant	A	3/21/08	1/21/08	1/21/12	1/21/09	897,778	48	897,778	100%
Incremental Grant	A	3/31/08	1/21/08	1/21/12	1/21/09	448,889	48	448,889	100%
Incremental Grant	A	10/31/08	1/21/08	1/21/12	1/21/09	75,000	48	75,000	100%
Incremental Grant	B	10/20/09	5/21/09	5/21/13	10/20/10	450,000	48	450,000	100%
Incremental Grant	B	3/19/10	5/21/09	5/21/13	3/19/11	130,000	48	130,000	100%
Incremental Grant	C	5/27/10	5/21/09	5/21/13	5/27/11	250,000	48	250,000	100%
Incremental Grant	D	1/24/11	1/1/11	1/1/14	1/1/12	1,840,027	36	1,840,027	100%
Incremental Grant	F	1/31/12	1/31/12	1/31/15	1/31/13	1,300,000	26	938,889	72%
Incremental Grant	G	8/13/12	8/13/12	8/13/15	8/13/13	2,312,692	20	1,284,829	56%
Incremental Grant	H	2/15/13	2/15/13	8/15/16	2/15/14	3,198,495	14	1,066,165	33%
Incremental Grant	I	8/15/13	8/15/13	2/15/17	8/15/14	781,597	0	0	—%
Incremental Grant	J	2/15/14	2/15/14	2/15/17	2/15/15	824,428	0	0	—%

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